EXHIBIT 10.27

WASHINGTON PRIME GROUP L.P.
SERIES 2015A LTIP UNIT AWARD AGREEMENT
(EVP, Legal & Compliance Form)

This Series 2015A LTIP Unit Award Agreement (“Agreement”) made as of February 24, 2015 (the “Award Date”) among Washington Prime Group Inc. (d/b/a WP Glimcher), an Indiana corporation (the “Company”), its subsidiary, Washington Prime Group, L.P., an Indiana limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and Farinaz Tehrani as the participant (the “Participant”).
Recitals
A.The Participant is an officer of the Company or one of its Affiliates and provides services to the Partnership.
B.    This Agreement evidences an award (the “Award”) of the number of LTIP Units specified in Section 3 of this Agreement, that have been designated as the Series 2015A LTIP Units pursuant to the Partnership Agreement and the Certificate of Designation of Series 2015A LTIP Units of the Partnership (the “Certificate of Designation”), as approved by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).
NOW, THEREFORE, the Company, the Partnership and the Participant agree as follows:
1.    Administration. This Award shall be administered by the Committee which has the powers and authority as set forth in the Plan. Should there be any conflict between the terms of this Agreement and/or the Certificate of Designation, on the one hand, and the Plan and/or the Partnership Agreement, on the other hand, the terms of this Agreement and/or the Certificate of Designation (as applicable) shall prevail.
2.    Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan unless otherwise indicated. In addition, as used herein:
“Agreement” has the meaning set forth in the Recitals.
“Award” has the meaning set forth in the Recitals.
“Award Date” has the meaning set forth in the Recitals.
“Board” has the meaning set forth in the Recitals.
“Capital Account” has the meaning set forth in the Partnership Agreement.
“Certificate of Designation” has the meaning set forth in the Recitals.
“Committee” has the meaning set forth in the Recitals.
“Company” has the meaning set forth in the Recitals.
“Covenant Period” has the meaning set forth in Section 8(b).

“Employment Agreement” means the Participant’s employment agreement with the Company, dated February 24, 2015.
“Employment Period” has the meaning set forth in the Employment Agreement.
“Family Member” has the meaning set forth in Section 7.
“Good Reason” has the meaning set forth in the Employment Agreement.
“Incentive Clawback” has the meaning set forth in Section 9(a).
“LTIP Units” means the Series 2015A LTIP Units that have been designated as such pursuant to the Partnership Agreement and the Certificate of Designation.
“Participant” has the meaning set forth in the Recitals.
“Participant Covenants” has the meaning set forth in Section 8(g).
“Partnership” means the Partnership’s 2014 Stock Incentive Plan, as further amended, restated or supplemented from time to time hereafter.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 28, 2014, as amended, restated and supplemented from time to time hereafter.
“Partnership Units” or “Units” has the meaning provided in the Partnership Agreement.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).
“Plan” has the meaning set forth in the Recitals.
“Release” has the meaning set forth in the Employment Agreement.
“Release Deadline” has the meaning set forth in the Employment Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Termination of Employment” means the termination of the Employment Period under the Employment Agreement.
“Transfer” has the meaning set forth in Section 7.
“Unvested LTIP Units” means the number of LTIP Units issued on the Award Date that have not become Vested LTIP Units.
“Vesting Commencement Date” has the meaning set forth in Section 3(b)(i).
“Vested LTIP Units” means those LTIP Units that have fully vested in accordance with the vesting conditions of Section 3(b) or have vested on an accelerated basis under Section 4.
“Vesting Restriction” has the meaning set forth in Section 9(e).

3.    Award.
(a)    On the Award Date the Participant is granted 15,000 LTIP Units which are Unvested LTIP Units subject to forfeiture as provided in this Section 3. The Unvested LTIP Units shall be forfeited unless within ten (10) business days from the Award Date the Participant executes and delivers a fully executed copy of this Agreement and such other documents that the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws.
(b)    Except as otherwise provided in Section 4, the Unvested LTIP Units shall become Vested LTIP Units in the following amounts and on the following dates, provided that the Participant has not incurred a Termination of Employment prior to the applicable date:
(i)    twenty-five percent (25%) of the LTIP Units shall become Vested LTIP Units on the first anniversary of January 21, 2015 (the “Vesting Commencement Date”);
(ii)    twenty-five percent (25%) of the LTIP Units shall become Vested LTIP Units on the second anniversary of the Vesting Commencement Date;
(iii)    twenty-five percent (25%) of the LTIP Units shall become Vested LTIP Units on the third anniversary of the Vesting Commencement Date; and
(iv)    twenty-five percent (25%) of the LTIP Units shall become Vested LTIP Units on the fourth anniversary of the Vesting Commencement Date.
(c)    Upon Termination of Employment prior to the fourth anniversary of the Vesting Commencement Date, any Unvested LTIP Units that have not become Vested LTIP Units pursuant to Section 3(b) or Section 4 shall, without payment of any consideration by the Partnership or the Company, automatically and without notice be forfeited and be and become null and void, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Unvested LTIP Units.
(d)    Upon the Participant’s breach of any of the covenants or agreements contained in Section 8 hereof, all Unvested LTIP Units and all Vested LTIP Units shall, without payment of any consideration by the Partnership or the Company, automatically and without notice be forfeited and become null and void, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Unvested LTIP Units or Vested LTIP Units.
4.    Termination of Participant’s Employment. In the event of the Participant’s Termination of Employment (A) by the Company other than for Cause or (B) as a result of the Participant’s resignation for Good Reason, in each case, in accordance with the terms of the Employment Agreement (and only if the Participant delivers, and does not revoke, an executed Release not later than the Release Deadline), all remaining Unvested LTIP Units upon such Termination of Employment shall become Vested LTIP Units on the day following the Release Deadline.

5.    Partnership Agreement. The Participant shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless the Participant shall have accepted this Agreement prior to the close of business on the date described in Section 3(a) by (a) signing and delivering to the Partnership a copy of this Agreement and (b) unless the Participant is already a Limited Partner (as defined in the Partnership Agreement), signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached as Exhibit A). Upon acceptance of this Agreement by the Participant, the Partnership Agreement shall be amended to reflect the issuance to the Participant of the LTIP Units so accepted. Thereupon, the Participant shall have all the rights of a Limited Partner of the Partnership with respect to the number of Unvested LTIP Units, as set forth in the Certificate of Designation and the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. Unvested LTIP Units constitute and shall be treated for all purposes as the property of the Participant, subject to the terms of this Agreement, the Certificate of Designation and the Partnership Agreement.
6.    Distributions.
(a)    The holder of Unvested LTIP Units and Vested LTIP Units, until and unless forfeited pursuant to Section 3, shall be entitled to receive distributions at the time and to the extent provided for in the Certificate of Designation and the Partnership Agreement.
(b)    All distributions paid with respect to Unvested LTIP Units and Vested LTIP Units shall be fully vested and non-forfeitable when paid.
7.    Restrictions on Transfer.
(a)    Except as otherwise permitted by the Committee in its sole discretion, none of the Unvested LTIP Units, Vested LTIP Units or Units into which Vested LTIP Units have been converted shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed or encumbered, whether voluntarily or by operation of law (each such action a “Transfer”); provided that Unvested LTIP Units and Vested LTIP Units may be Transferred to the Participant’s Family Members (as defined below) by gift, bequest or domestic relations order; and provided further that the transferee agrees in writing with the Company and the Partnership to be bound by all the terms and conditions of this Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 7. Additionally, all such Transfers must be in compliance with all applicable securities laws (including, without limitation, the Securities Act) and the applicable terms and conditions of the Partnership Agreement. In connection with any such Transfer, the Partnership may require the Participant to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer not in accordance with the terms and conditions of this Section 7 shall be null and void, and neither the Partnership nor the Company shall reflect on its records any change in record ownership of any Unvested LTIP Units or Vested LTIP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer. Except as provided in this Section 7, this Agreement is personal to the Participant, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

(b)    For purposes of this Agreement, “Family Member” of a Participant, means the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any Person sharing the Participant’s household (other than a tenant of the Participant), a trust in which one or more of these Persons (or the Participant) own more than fifty percent (50%) of the beneficial interests, and a partnership or limited liability company in which one or more of these Persons (or the Participant) own more than fifty percent (50%) of the voting interests.
8.    Restrictive Covenants.
(a)    Confidential Information. During the Employment Period and thereafter, the Participant shall keep secret and retain in the strictest confidence, and shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Agreement). After the Participant’s Termination of Employment, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it. Nothing contained in this Agreement shall prohibit the Participant from disclosing or using information (i) which is now known by or hereafter becomes available to the general public through non-confidential sources; (ii) which became known to the Participant from a source other than the Company, or any of its subsidiaries or affiliates, other than as a result of a breach (known or which should have been known to the Participant) by such source of an obligation of confidentiality owed by it to the Company, or any of its subsidiaries or affiliates (but not if such information was known by the Participant at such time of disclosure or use to be confidential); (iii) in connection with the proper performance of the Participant’s duties under the Employment Agreement or hereunder, or (iv) which is otherwise legally required (but only if the Participant gives reasonable advance notice to the Company of such disclosure obligation to the extent legally permitted, and cooperates with the Company (at the Company’s expense), if requested, in resisting such disclosure).

(b)    Non-Competition. During the period commencing on the Award Date and ending on the one-year anniversary of the Participant’s Termination of Employment (the “Covenant Period”), the Participant shall not engage in, have an interest in (other than through a mutual fund), or otherwise be employed by or associate with (whether as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, lender, representative, or otherwise), or permit the Participant’s name to be used in connection with the activities of, any business or organization engaged in the ownership, development, management, leasing, expansion or acquisition of retail property (the “Business”) that, (i) if such business or organization is a public company, has a market capitalization of greater than $1 billion or, (ii) if such business or organization is a private company, has assets which may be reasonably valued at more than $1 billion, in (x) in North America or (y) any country outside of North America in which the Company or any of its affiliates is engaged in the Business, or has indicated an intent to do so or interest in doing so as evidenced by a written plan or proposal prepared by or presented to senior management of the Company prior to the Participant’s Termination of Employment; other than for or on behalf of, or at the request of, the Company or any affiliate; provided, that passive ownership of less than two percent (2%) of the outstanding stock of any publicly traded corporation shall not be deemed to be a violation of this Section 8(b) solely by reason thereof.
(c)    Non-Solicitation. During the Covenant Period, the Participant shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, or (ii) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated; provided, that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 8(c); provided, further, that the Participant shall not be in violation of this Section 8(c) solely by providing a reference for a former employee of the Company. During the Covenant Period, the Participant shall not, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand.

(d)    Non-Disparagement. The Participant agrees not to make any public disparaging, negative, or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic. In particular, the Participant agrees to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage the Company’s business, are critical of the Company or its business, or would cast the Company or its business in a negative light. In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Participant further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating the Company’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral. This Section 8(d) shall not be violated by making any truthful statement to the extent (y) reasonably necessary in connection with any litigation, arbitration, or mediation or (z) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information.
(e)    Prior Notice Required. The Participant hereby agrees that, prior to accepting employment with any other person or entity during the Covenant Period, the Participant will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.
(f)    Return Of Company Property/Passwords. The Participant hereby expressly covenants and agrees that following termination of the Participant’s employment with the Company for any reason or at any time upon the Company’s request, the Participant will promptly return to the Company all property of the Company in the Participant’s possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs. Notwithstanding the foregoing, the Participant shall be permitted to retain the Participant’s rolodex (or similar list of personal contacts), compensation-related data, information needed for tax purposes and other personal items.
(g)    Participant Covenants Generally.
(i)    The Participant’s covenants as set forth in this Section 8 are from time to time referred to herein as the “Participant Covenants.” If any of the Participant Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Participant Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Participant Covenants shall not be affected thereby; provided, however, that if any of the Participant Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Participant Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii)    The Participant understands that the foregoing restrictions may limit the Participant’s ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Participant nevertheless believes that the Participant has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given the Participant’s education, skills and ability), the Participant does not believe would prevent the Participant from otherwise earning a living. The Participant has carefully considered the nature and extent of the restrictions placed upon the Participant by this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Participant.
(a)    Enforcement. Because the Participant’s services are unique and because the Participant has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8. Therefore, in the event of a breach or threatened breach of this Section 8, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law, in equity or pursuant to this Agreement, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Participant to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Participant.
(b)    Interpretation. For purposes of this Section 8, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliated companies.
9.    Miscellaneous.
(a)    Amendments; Recoupment.  Subject to the terms of the Plan, the Committee may unilaterally amend the terms of this Award theretofore granted, but no such amendment shall, without the Participant’s written consent, materially impair the rights of the Participant with respect to the Award, except such an amendment made to cause the Plan or this Award to comply with applicable law, Applicable Exchange listing standards or accounting rules.  Notwithstanding the foregoing, Participant acknowledges that The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company develop and implement a policy to recover from executive officers excess incentive based compensation paid which is based on erroneous data and for which the Company is required to prepare an accounting restatement (the “Incentive Clawback”).  At such time as the applicable regulations are finalized with respect to the Incentive Clawback, either through rules and regulations adopted by the Securities and Exchange Commission or the Applicable Exchange, Participant agrees, at the Company’s request, to promptly execute any amendment or modification to this Agreement to reflect any Incentive Clawback policy applicable to the LTIP Units adopted by the Company or the Committee to comply with such rules and regulations.  This grant shall in no way affect the Participant’s participation or benefits under any other plan or benefit program maintained or provided by the Company or the Partnership or any of their Subsidiaries or Affiliates.

(b)    Incorporation of Plan and Certificate of Designation; Committee Determinations. The provisions of the Plan and the Certificate of Designation are hereby incorporated by reference as if set forth herein. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications.
(c)    Status of LTIP Units; Plan Matters. This Award constitutes an incentive compensation award under the Plan. The LTIP Units are equity interests in the Partnership. The number of shares of Common Stock reserved for issuance under the Plan underlying outstanding LTIP Units will be determined by the Committee in light of all applicable circumstances, including vesting, capital account allocations and/or balances under the Partnership Agreement, and the exchange ratio in effect between Units and shares of Common Stock. The Company will have the right, at its option, as set forth in the Partnership Agreement, to issue shares of Common Stock in exchange for Units in accordance with the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such shares of Common Stock, if issued, will be issued under the Plan. The Participant acknowledges that the Participant will have no right to approve or disapprove such determination by the Company or the Committee.
(d)    Legend. The records of the Partnership evidencing the LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such LTIP Units are subject to restrictions as set forth herein and in the Partnership Agreement.
(e)    Compliance With Law. The Partnership and the Participant will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no LTIP Units will become Vested LTIP Units at a time that such vesting would result in a violation of any such law (such violation, a “Vesting Restriction”); provided, that, any such delayed vesting shall occur as soon as practicable following the lapse of such Vesting Restriction, as determined by the Committee in its sole discretion. If the lapse of the Vesting Restriction with respect to such LTIP Units is no longer practicable (as determined by the Committee in its sole discretion) then the Company or the Partnership shall pay to the Participant, within 30 days following the later of (x) the applicable vesting date of such LTIP Units pursuant to this Agreement or (y) the date upon which the Committee determines that the lapse of the Vesting Restriction with respect to such LTIP Units is no longer practicable (subject, in each case, to any delay required by Section 9(r)), a cash lump sum in an amount equal to the Participant’s Capital Account balance with respect to such LTIP Units as of the time of such payment; provided that, no such payment shall be made if such payment would result in violation of any applicable law.

(f)    Participant Representations; Registration.
(i)    The Participant hereby represents and warrants that (A) the Participant understands that the Participant is responsible for consulting the Participant’s own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Participant is or by reason of this Award may become subject, to the Participant’s particular situation; (B) the Participant has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Participant provides services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Participant believes to be necessary and appropriate to make an informed decision to accept this Award; (D) LTIP Units are subject to substantial risks; (E) the Participant has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Participant has been afforded the opportunity to obtain such additional information as he deemed necessary before accepting this Award; and (G) the Participant has had an opportunity to ask questions of representatives of the Partnership and the Company, or Persons acting on their behalf, concerning this Award.
(ii)    The Participant hereby acknowledges that: (A) there is no public market for LTIP Units or Units into which Vested LTIP Units may be converted and neither the Partnership nor the Company has any obligation or intention to create such a market; (B) sales of LTIP Units and Units are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of LTIP Units and Units set forth in the Partnership Agreement and in this Agreement, the Participant may have to bear the economic risk of his or her ownership of the LTIP Units covered by this Award for an indefinite period of time; (D) shares of Common Stock issued under the Plan in exchange for Units, if any, will be covered by a registration statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Participant is eligible to receive such shares under the Plan at the time of such issuance and such registration statement is then effective under the Securities Act; and (E) resales of shares of Common Stock issued under the Plan in exchange for Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.

(g)    Section 83(b) Election. The Participant hereby agrees to make an election to include the Unvested LTIP Units in gross income in the year in which the Unvested LTIP Units are issued pursuant to Section 83(b) of the Code substantially in the form attached as Exhibit B and to supply the necessary information in accordance with the regulations promulgated thereunder. The Participant agrees to file such election (or to permit the Partnership to file such election on the Participant’s behalf) within thirty (30) days after the Award Date with the IRS Service Center where the Participant files his or her personal income tax returns, to provide a copy of such election to the Partnership and the Company, and to file a copy of such election with the Participant’s U.S. federal income tax return for the taxable year in which the Unvested LTIP Units are issued to the Participant. So long as the Participant holds any LTIP Units, the Participant shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.
(h)    Tax Consequences. The Participant acknowledges that (i) neither the Company nor the Partnership has made any representations or given any advice with respect to the tax consequences of acquiring, holding, selling or converting LTIP Units or making any tax election (including the election pursuant to Section 83(b) of the Code) with respect to the LTIP Units and (ii) the Participant is relying upon the advice of his or her own tax advisor in determining such tax consequences.
(i)    Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.
(j)    Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of Indiana, without giving effect to the principles of conflict of laws of such state. Venue for a dispute in respect of this Agreement shall be the federal courts located in Washington, D.C.
(k)    No Obligation to Continue Position as an Employee, Consultant or Advisor. Neither the Company nor any Affiliate is obligated by or as a result of this Agreement to continue to have the Participant as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment at any time.
(l)    Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at Washington Prime Group Inc., 7315 Wisconsin Avenue, 5th Floor, Bethesda, Maryland 20814 and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s address as it appears on the employment records of the Company, or at such other address as the Company or the Participant may hereafter designate in writing to the other.

(m)    Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Participant for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award (if any), the Participant will pay to the Company or, if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount; provided, however, that if any LTIP Units or Units are withheld (or returned), the number of LTIP Units or Units so withheld (or returned) shall be limited to the number which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.
(n)    Headings. The headings of paragraphs of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
(o)    Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
(p)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and any successors to the Company and the Partnership, on the one hand, and any successors to the Participant, on the other hand, by will or the laws of descent and distribution, and subject to Section 7, this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Participant.
(q)    Section 409A. This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code, to the extent applicable. Any provision of this Agreement that may result in excise tax or penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Participant and the Company and the Partnership, to the extent necessary to exempt it from, or to avoid excise tax or penalties under, Section 409A of the Code.
(r)    Delay in Effectiveness of Exchange. The Participant acknowledges that any exchange of Units for Common Stock or cash, as selected by the General Partner, may not be effective until six (6) months from the date the Vested LTIP Units that were converted into Units became fully vested.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the 24th day of February, 2015.
WASHINGTON PRIME GROUP INC. (d/b/a WP Glimcher), an Indiana corporation

By:          /s/ Robert P. Demchak
Name:    Robert P. Demchak
Title:    General Counsel

WASHINGTON PRIME GROUP, L.P.,
an Indiana limited partnership

By:  Washington Prime Group Inc. (d/b/a WP Glimcher), an Indiana corporation, its general partner

By:          /s/ Robert P. Demchak
Name:    Robert P. Demchak
Title:    General Counsel

GRANTEE

By:          /s/ Farinaz Tehrani
Name:    Farinaz Tehrani

[Signature Page to Series 2015A LTIP Award Agreement – EVP, Legal & Compliance Form]

EXHIBIT A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Participant, desiring to become one of the within named Limited Partners of Washington Prime Group, L.P., hereby accepts all of the terms and conditions of and becomes a party to, the Amended and Restated Agreement of Limited Partnership, dated as of May 28, 2014, of Washington Prime Group, L.P. as amended through this date (the “Partnership Agreement”). The Participant agrees that this signature page may be attached to any counterpart of the Partnership Agreement.
Signature Line for Limited Partner:

Name:

Date:

Address of Limited Partner:

EXHIBIT B

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF
PROPERTY PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:

Name:	(the “Taxpayer”)
Address:
Social Security No./Taxpayer Identification No.: ___-___-____

2.	Description of property with respect to which the election is being made: _______ Series 2015A LTIP Units (“LTIP Units”) in Washington Prime Group, L.P. (the “Partnership”).

3.	The date on which the LTIP Units were issued is _____________, 2015. The taxable year to which this election relates is calendar year 2015.

4.	Nature of restrictions to which the LTIP Units are subject:

(a)	With limited exceptions, until the LTIP Units vest, the Taxpayer may not transfer in any manner any portion of the LTIP Units without the consent of the Partnership.

(b)	The Taxpayer’s LTIP Units are subject to forfeiture until they vest in accordance with the provisions in the applicable Award Agreement and Certificate of Designation for the LTIP Units.

5.
The fair market value at time of issuance (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the LTIP Units with respect to which this election is being made was $0 per LTIP Unit.

6.	The amount paid by the Taxpayer for the LTIP Units was $0 per LTIP Unit.

7.	A copy of this statement has been furnished to the Partnership and Washington Prime Group Inc, (d/b/a WP Glimcher).
Dated:
Name: